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[DRAFT - 01/11/2005
FOR DISCUSSION PURPOSES ONLY]

                                   EXHIBIT 4.5

                  RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

            THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the "Agreement") is made as of the 28th day of January, 2005 by and among PacificHealth Laboratories, Inc., a Delaware corporation (the "Company"), the stockholders of the Company listed on Schedule A hereto (together with any transferee who becomes subject to the provisions hereof pursuant to Section 4, the "Key Holders") and the investors listed on Schedule B hereto and each other person who hereafter may become a party hereto pursuant to Sections 5(k) or 5(i) hereof (each, an "Investor" and, collectively, the "Investors").

            WHEREAS, the Key Holders are the beneficial owners of the number of shares of Common Stock of the Company set forth opposite their respective names on Schedule A hereto;

            WHEREAS, the Company and certain of the Investors (the "Series A Investors") are parties to the Series A Preferred Stock Purchase Agreement, of even date herewith (the "Purchase Agreement"), pursuant to which the Series A Investors have agreed to purchase shares of the Company's Series A Preferred Stock; and

            WHEREAS, the Key Holders and the Company desire to further induce the Series A Investors to purchase the Series A Preferred Stock;

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company, the Key Holders and the Investors agree as follows:

            1. Definitions.

                  (a) "Capital Stock" means (i) shares of Common Stock (whether now outstanding or hereafter issued in any context), (ii) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (iii) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns.

                  (b) "Common Stock" means shares of Common Stock of the Company.

                  (c) "Company Notice" means written notice from the Company notifying the selling Key Holders that it intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

                  (d) "Investor Notice" means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

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                  (e) "Investors"  means the persons named on Schedule B hereto, each person to whom the rights of an Investor are assigned pursuant to Section 5(k) and each person who hereafter becomes a signatory to this Agreement pursuant to Section 5(i) and "Investor" means any one of them, as the context requires.

                  (f) "Key Holder Stock" means any Common Stock now owned or subsequently acquired by any Key Holder or his permitted transferees or assigns.

                  (g) "Key Holders" means the persons named on Schedule A hereto and the respective transferees of such persons' Key Holder Stock pursuant to
Section 4(a) hereof.

                  (h) "Preferred Stock" means shares of Preferred Stock of the Company.

                  (i) "Proposed Key Holder Transfer" means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Capital Stock (or any interest therein) proposed by any of the Key Holders; provided that Proposed Key Holder Transfer shall not include any merger, consolidation or like transfer effected pursuant to a vote of the holders of Capital Stock of the Company.

                  (j) "Proposed Transfer Notice" means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

                  (k) "Prospective Transferee" means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

                  (l) "Right of Co-Sale" means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

                  (m) "Right of First Refusal" means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

                  (n) "Secondary Notice" means written notice from the Company notifying the Investors and the Key Holders that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

                  (o) "Secondary Refusal Right" means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

                  (p) "Transfer Stock" means shares of Capital Stock subject to a Proposed Key Holder Transfer.

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                  (q)  "Undersubscription  Notice" means written  notice from an
Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase a portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

            2. Agreement Among the Company, the Investors and the Key Holders.

                  (a) Right of First Refusal.

                        (1) Grant. Each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

                        (2) Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than fifteen (15) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Key Holder Transfer and the identity of the Prospective Transferee. The Company must exercise its Right of First Refusal under this Section 2 by giving a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 2(a)(1) and (2). Notwithstanding the foregoing, in the event of a contemplated private sale which would be within the volume limitations of Rule 144(e) if it were a public sale, the fifteen (15) day period shall be reduced to two (2) business days and the name of the Prospective Transferee need not be provided.

                        (3) Grant of Secondary Refusal Right to Investors. Each Key Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this subparagraph (3). If the Company does not intend to exercise its Right of Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to each Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the deadline for delivery of the Secondary Notice. Notwithstanding the foregoing, in the event of a contemplated private sale which would be within the volume limitations of Rule 144(e) if it were a public sale, the fifteen (15) day period shall be reduced to two (2) business days and the name of the Prospective Transferee need not be provided.

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                        (4) Forfeiture of Rights. Notwithstanding the foregoing,
if the total number of shares of Transfer Stock that the Company and the Investors indicate an interest in purchasing in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Investors shall be deemed to have forfeited any right to purchase the Transfer Stock, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee (subject to the other terms and restrictions of this Agreement, including without limitation the provisions of Section 2(b)), provided, that such sale shall be consummated within 45 days after receipt of the Proposed Transfer Notice by the Company.

                        (5) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Company's Board of Directors. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined by the Board of Directors. The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and
(ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

                  (b) Right of Co-Sale.

                        (1) If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Section 2(a) above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro-rata basis in the Proposed Key Holder Transfer on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within five (5) days after the deadline for delivery of the Investor Notice described above, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

                        (2) Each Investor who timely exercises his, her or its Right of Co-Sale by delivering the written notice provided for above in Section 2(b)(1) may include in the Proposed Key Holder Transfer all or any part of his, her or its Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer (including any shares purchased by such time pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer (including any shares purchased by such time pursuant to the Secondary Refusal Right) plus the number of shares of Capital Stock held by the selling Key Holder. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set

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forth herein,  the number of shares of Capital Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

                        (3) Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder, no later than fifteen (15) days after such Investor's exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

                              (i) the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; or

                              (ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

                        (4) The terms and conditions of any sale pursuant to this Section 2(b) will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

                        (5) Each stock certificate an Investor delivers to the selling Key Holder pursuant to subparagraph (3) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Key Holder Stock to such Prospective Transferee or Transferee unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor.

                        (6) If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Key Holder's Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2(b).

                  (c) Effect of Failure to Comply.

                        (1) Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the

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Company.  Each party  hereto  acknowledges  and  agrees  that any breach of this
Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

                        (2) If any Key Holder becomes obligated to sell any Capital Stock to the Company under this Agreement and fails to deliver such Capital Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Capital Stock as is herein specified and cancel on its books the certificate or certificates representing the Capital Stock to be sold.

                        (3) If any Key Holder purports to sell any Capital Stock in contravention of the Right of Co-Sale (a "Prohibited Transfer"), each Investor, in addition to such remedies as may be available by law, in equity or hereunder, is entitled to require such Key Holder to purchase shares of Capital Stock from such Investor, as provided below, and such Key Holder will be bound by the terms of such option. If a Key Holder makes a Prohibited Transfer, each Investor who timely exercises his, her or its Right of Co-Sale under Section 2(b) may require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 2(b) had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2(b). The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2(b). Such Key Holder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under Section 2(b).

                  (d) Voting. Each Key Holder hereby agrees with the Investors that it will vote its Common Stock in favor of (i) a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company) or (ii) a transaction in which fifty percent (50%) or more of the voting power of the Company is transferred, such Deemed Liquidation Event or transfer having been approved by the Board of Directors and by the holders of Series A Preferred Stock.

            3. Exempt Transfers.

                  (a) Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2(a) and 2(b) shall not apply: (i) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (ii) to a repurchase of Capital Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Capital Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board

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of  Directors,  or (iii) in the case of a Key Holder  that is a natural  person, upon a transfer of Capital Stock by such Key Holder, either during his or her lifetime or on death by will or intestacy to his or her siblings, children, grandchildren, spouse or any other relatives approved by the Board of Directors of the Company, or any custodian or trustee for the account of a Key Holder or a Key Holder's siblings, children, grandchildren or spouse, provided, however, notwithstanding any such permitted transfer, such transferred Capital Stock shall remain Capital Stock for all purposes hereunder, and such transferee shall be treated as a Key Holder (but only with respect to the securities so transferred to the transferee) for all purposes of this Agreement (including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Capital Stock pursuant to Section 2).

                  (b) Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to (i) the sale of any Capital Stock to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Public Offering") or
(ii) the sale by the Key Holder of up to 1% of the outstanding Common Stock of the Company in any three (3) month period pursuant to Rule 144 under the Securities Exchange Act of 1934, as amended.

            4. Legend.

                  (a) Each certificate representing shares of Capital Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3 hereof shall be endorsed with the following legend:

            THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

                  (b) Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

            5. Miscellaneous.

                  (a) Term.  This Agreement  shall terminate upon the earlier of
(i) immediately prior to the Company's first Public Offering), (ii) the occurrence of a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company), and (iii) the transfer of more than 50% of the Company's voting power to another party.

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                  (b) Stock Split.  All  references to numbers of shares in this
Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

                  (c) Ownership. Each Key Holder represents and warrants that he is the sole legal and beneficial owner of the shares of Key Holder Stock subject to this Agreement and that no other person has any interest in such shares (other than a community property interest as to which the holder thereof has
acknowledged   and  agreed  in  writing  to  the  restrictions  and  obligations hereunder).

                  (d) Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party's intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the "AAA"), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Newark, New Jersey, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and
(c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New Jersey Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of New Jersey or any court of the State of New Jersey having subject matter jurisdiction.

                  (e) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section. If notice is given to the Company, a copy shall also be sent to Gary A. Miller, Eckert Seamans Cherin & Mellott, LLC, 1515 Market Street, Ninth Floor, Philadelphia, Pennsylvania 19102 and if notice is given to the Investors, a copy shall also be given to Kimberley R. Anderson, Dorsey & Whitney LLP, 1420 Fifth Avenue, Suite 3400, Seattle, WA 98101.

                  (f) Entire Agreement. This Agreement (including the Exhibits hereto, if any), the Certificate of Incorporation of the Company and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

                  (g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  (h) Amendment. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Key Holders holding 66% of the Shares then held by the Key Holders and (ii) the holders of 66% of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver.

                  (i) Transfers, Successors and Assigns.

                        (1) The terms and  conditions  of this  Agreement  shall
inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                        (2) The rights of the Investors hereunder are not assignable without the Company's written consent, except by each Investor to any stockholder of such Investor or to an entity or entities controlled by, or under common control with, such Investor. Except as expressly set forth herein or in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company and the Founders hereunder may not be assigned under any circumstances.

                  (j) Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

                  (k) Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company's Series A Preferred Stock after the date hereof, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an "Investor" for all purposes hereunder.

                  (l) Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its principles of conflicts of laws.

                  (m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (o) Aggregation of Stock. All shares of Capital Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes hereof, an "Affiliated Entity" of an Investor means any general or limited partner of any Investor that is a partnership, or any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Investor.

                  (p) Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder's spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto ("Consent of Spouse"), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder's shares of Capital Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse's acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        PACIFICHEALTH LABORATORIES, INC.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________
                                        Address: _______________________________
                                                 _______________________________


                                        KEY HOLDERS:

                                        DR. ROBERT PORTMAN

                                        By: ____________________________________
                                        Name: __________________________________

                                        Address: _______________________________
                                                 _______________________________


                                        INVESTORS:

                                        HORMEL HEALTH LABS, LLC

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________
                                        Address: _______________________________
                                                 _______________________________

                                   SCHEDULE A
                                   KEY HOLDERS

Name and Address                        Number of Shares Held
----------------                        ---------------------

Dr. Robert Portman
247 Kemp Ave
Fair Haven, NJ 07704

                                   SCHEDULE B
                                    INVESTORS

Name and Address                        Number of Shares Held
----------------                        ---------------------

Hormel Health Labs, LLC                        90,909

                                    EXHIBIT A
                                CONSENT OF SPOUSE

      I, ______________________, spouse of Dr. Robert Portman, acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of January 28, 2005 to which this Consent is attached as Exhibit A (the "Agreement"), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Capital Stock of the company which my spouse may own including any interest I might have therein.

      I hereby agree that my interest, if any, in any shares of Capital Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock of the Company shall be similarly bound by the Agreement.

      I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the 28th day of January, 2005.


                                        ______________________________
                                        Signature

                                        ______________________________
                                        Print Name